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                                                                   EXHIBIT 10.9B

                          1999 LONG-TERM INCENTIVE PLAN

                                    AMENDMENT

On April 25, 2001, the shareholders approved an amendment to the 1999 Long-Term Incentive Plan increasing the total number of awards available for grant and the individual grant limits for those awards.

The total number of shares of Textron common stock for which options may be granted under the amended plan is 12,200,000, and the maximum number of options that may be granted to any individual in any calendar year is 150,000. The maximum number of Performance Share Units which may be granted under the amended plan is 2,000,000, and the maximum number of Performance Share Units that may be granted to any individual for any award period is 120,000.